EXHIBIT 99.1

NEWS RELEASE

RANGE PROVIDES OPERATIONS UPDATE

FORT WORTH, TEXAS, DECEMBER 3, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an update on its operations.

In Appalachia, a pending acquisition was recently announced to purchase a company for $219 million which primarily owns long-life coalbed methane reserves. The acquisition, which is expected to close in mid-December, would add 205 Bcfe of proved reserves, 14.8 Mmcfe per day of production and over 1,500 future drilling locations. For the remainder of the year, the Appalachia division will continue its shallow and deeper drilling programs, a refrac program, as well as coalbed methane and shale gas projects. Year-to-date, 276 (240 net) wells of a 298 (257 net) well program have been drilled in the region. In Pennsylvania, the initial five wells at the Company’s Unity CBM project are now online and five additional wells are expected to spud within 60 days. Also in Pennsylvania, 14 refracs should be completed by year-end. Assuming continued success, the refrac program may be expanded up to 100 projects in 2005. Finally, the division is continuing to test its shale gas play in Pennsylvania. The Company expects to report initial results shortly after year-end.

In the Gulf Coast, the Smith #2, an offset to the Smith #1 onshore discovery in Orange County, Texas, has recently been placed online and is producing from the lower 46 feet of pay at a rate of 11.8 (5.6 net) Mmcfe per day with flowing tubing pressure of 7,400 psi. An additional 24 feet of pay remains behind pipe in a separate uphole zone. The Smith #1 continues to produce at a rate of 8.2 (3.9 net) Mmcfe per day. At High Island, the 119 A-1 and A-2 have both been placed online and are currently producing at a combined rate of 49.2 (4.2 net) Mmcfe per day. An additional well, the A-3 (11% WI), is currently drilling. The Falcon Prospect in East Cameron (25% WI) was determined to be wet and was plugged and abandoned.

At the Conger Field in West Texas, Range recently completed the final two wells of the 2004 drilling program. The combined initial production of the two wells was 2.4 (1.9 net) Mmcfe per day. For the year, 23 wells have been completed and placed on production for a combined initial 30-day rate of 10.4 (7.8 net) Mmcfe per day. At the Fuhrman-Mascho Field in Andrews County, production continues to rise. Forty-six infill wells have been drilled in 2004, and 15 refracs have been undertaken, increasing production nearly three-fold to 21.5 (16 net) Mmcfe per day. Previously, Range announced an onshore East Texas discovery well that tested 4.0 (0.8 net) Mmcfe per day at over 10,000 psi flowing tubing pressure. Pipeline and facility construction are underway and the well is expected to be online by year-end. An offset to the discovery (22% WI) is expected to spud in the first quarter of 2005. An additional Range-operated well targeting a separate Woodbine prospect (50% WI) is anticipated to commence early next year.

In the Midcontinent, the recently announced Hunton discovery in the Texas Panhandle was completed and is currently producing 4.4 (2.9 net) Mmcfe per day. The first offset well is expected to spud within 30 days. The shallow Brown Dolomite development in the Texas Panhandle is progressing with one additional well being completed and three additional wells planned within the next 90 days. The initial 3 (2.2 net) Brown Dolomite wells drilled earlier this year continue to produce at the combined rate of 3.9 (2.1) Mmcfe per day. In the Watonga-Chickasha region, 9 (3.9 net) wells have been drilled and placed on line year-to-date and are currently producing at a combined rate of 6.8 (2.2 net) Mmcfe per day.

Commenting on the announcement, John Pinkerton, Range’s President, said, “We are very pleased with the continued success of our drilling program. Combined with our acquisitions, we will end the year at a record high production rate. The progress made in 2004 positions us very well for 2005 and beyond. Assuming completion of the pending acquisition, we will enter 2005 with over 5,000 drill sites in inventory and an acreage position that exceeds 2 million net acres. With growing production, a lower cost structure and higher realized prices from our lower price hedges rolling off, we anticipate that our 2005 financial results will be outstanding.”

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Appalachian and Gulf Coast regions of the United States.

Except for historical information, statements made in this release, including those relating to expected future production growth and financial results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-34

Contact:	Rodney Waller, Senior Vice President Karen Giles (817) 870-2601 www.rangeresources.com